Exhibit 5



                                 August 13, 1999


VideoServer, Inc.
63 Third Avenue
Burlington, MA  01803

Dear Sir/Madam:

         We have acted as counsel for VideoServer, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about August 13, 1999 (the "Registration Statement").

         The Registration Statement covers the registration of 300,000 shares of common stock, $.01 par value per share, of the Company (the "Shares"), which are to be issued by the Company pursuant to the Company's 1995 Employee Stock Purchase Plan, as amended (the "Plan").

         We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

         Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options pursuant to the Plan and against the payment of the purchase price therefor, will be validly issued, fully paid and non-assessable.


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         We hereby  consent to the  filing of this  opinion as an exhibit to the
Registration Statement.


                                            Very truly yours,

                                            /s/ Bingham Dana LLP

                                            BINGHAM DANA LLP